UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   SMORADA, RONALD L.
   c/o Isolyser Company, Inc.
   4320 International Boulevard
   Norcross, GA  30093
2. Issuer Name and Ticker or Trading Symbol
   ISOLYSER COMPANY, INC.
   OREX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$4.00   |5-17-|A   |5,000      |A  |(1)  |(2)  |Common Stock|5,000  |N/A    |5,000       |D  |            |
                        |        |00   |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option            |$2.25   |8-9-0|A   |10,000     |A  |(1)  |(3)  |Common Stock|10,000 |N/A    |10,000      |D  |            |
                        |        |0    |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Stock option is exercisable
immediately.
(2) Stock option expires upon the earlier of: (i) 5-17-05; or (ii) one year after Ronald L. Smorada ceases to be a director of Isolyser Company,
Inc.
(3) Stock option expires upon the earlier of: (i) 8-9-05; or (ii) one year after Ronald L. Smorada ceases to be a director of Isolyser Company,
Inc.
SIGNATURE OF REPORTING PERSON
/s/ Ronald L. Smorada
Ronald L. Smorada
DATE
January 29, 2001